Exhibit 99.1

Top Executives Host “Getting to Know DCP Midstream” Presentation

Company Release — 09/27/2012 08:00

HOUSTON — (BUSINESS WIRE) — Management of Phillips 66 (NYSE: PSX), Spectra Energy (NYSE: SE), DCP Midstream and DCP Midstream Partners (NYSE: DPM) will host a “Getting to Know DCP Midstream” presentation for investors and securities analysts on Thursday, Oct. 11 at 3:00 p.m. ET. The event will provide an overview of DCP Midstream, a joint venture between Phillips 66 and Spectra Energy. DCP Midstream is the largest natural gas liquids producer and second-largest natural gas gatherer and processor in the United States.

The webcast will include remarks from several company leaders, including the following executives:

•	Tom O’Connor, chairman and chief executive officer, DCP Midstream, and chairman, DCP Midstream Partners

•	Greg Maxwell, executive vice president and chief financial officer, Phillips 66

•	Pat Reddy, chief financial officer, Spectra Energy

To view the webcast, click here or visit the investor sections of each company’s website. You should begin the registration process at least 15-20 minutes prior to the start of the webcast. A replay of the webcast will be archived on the companies’ investor sites the following day, and a transcript will be available at a later date.

About Phillips 66

Headquartered in Houston, Phillips 66 is an advantaged downstream energy company with segment-leading Refining and Marketing (R&M), Midstream and Chemicals businesses. The company has approximately 14,000 employees worldwide. Phillips 66’s R&M operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day, 10,000 branded marketing outlets, and 15,000 miles of pipeline systems. In Midstream, the company primarily conducts operations through its 50 percent interest in DCP Midstream LLC, one of the largest natural gas gatherers and processors in the United States, with 7.2 billion cubic feet per day of gross natural gas processing capacity. Phillips 66’s Chemicals business is conducted through its 50 percent interest in Chevron Phillips Chemical Company LLC, one of the world’s top producers of olefins and polyolefins with more than 30 billion pounds of net annual chemicals processing capacity across its product lines. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

About Spectra Energy

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For more than a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 19,000 miles of transmission pipeline, approximately 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

About DCP Midstream

DCP Midstream LLC, with headquarters in Denver, leads the midstream segment as the second-largest natural gas gatherer and processor, the largest natural gas liquids producer and one of the largest marketers in the United States. DCP Midstream operates in 18 states across major producing regions. DCP Midstream is a 50:50 joint venture between Spectra Energy Corp and Phillips 66. The company owns the general partner of DCP Midstream Partners LP, a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company, the largest private company and one of the “Best Places to Work” in Denver as ranked by the Denver Business Journal. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

About DCP Midstream Partners

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream LLC, a joint venture between Spectra Energy Corp and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

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Phillips 66

Alissa Hicks (media), 832-765-1014

alissa.k.hicks@p66.com

Rosy Zuklic (investors), 832-765-2297

rosy.zuklic@p66.com

or

Spectra Energy

Wendy Olson (media), 713-627-4072

24-hour: 713-627-4747

John Arensdorf (investors), 713-627-4600

or

DCP Midstream and DCP Midstream Partners

Lisa Newkirk (media), 303-605-1837

24-Hour: 303-829-1953

Jonni Anwar (investors), 303-605-1868

24-Hour: 303-887-5419